SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2015

XPO LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Greenwich Office Park Greenwich, CT	06831
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 976-4636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On December 3, 2015, the Board of Directors of XPO Logistics, Inc. (the “Company” or “XPO”) elected Louis DeJoy as a member of the Company’s Board of Directors, effective immediately. Pursuant to the Company’s bylaws, Mr. DeJoy will serve as a director for an initial term until the Company’s 2016 annual meeting of stockholders. Mr. DeJoy’s election to the Company’s Board of Directors coincides with his retirement from the role of chief executive officer of XPO’s supply chain business in North America.

As a non-employee director, Mr. DeJoy will be entitled to receive an annual cash retainer (currently $50,000) and an annual restricted stock unit (RSU) grant (currently $175,000 in value), which will be granted on the first business day of each calendar year and will vest on the first anniversary of the grant date. The number of RSUs granted will be determined by dividing $175,000 by the average of the closing price of the company’s common stock on the 10 trading days immediately preceding the grant date.

In connection with his retirement as the chief executive officer of XPO’s supply chain business in North America, Mr. DeJoy entered into a retirement agreement with the Company pursuant to which he is to receive the following benefits: (i) fully-vested shares of XPO common stock with an initial aggregate value of $2.55 million, and (ii) 23,171 shares of XPO common stock (prior to tax withholdings) in settlement of his outstanding performance-based RSUs. All other RSUs held by Mr. DeJoy will be forfeited. The shares of XPO common stock issued to Mr. DeJoy pursuant to the retirement agreement are subject to resale restrictions until at least six months following the conclusion of his service on the Company’s Board of Directors.

As a stockholder of New Breed Holding Company (“New Breed”), which was acquired by the Company on September 2, 2014, Mr. DeJoy received a cash consideration in connection with the acquisition, pursuant to the Agreement and Plan of Merger dated July 29, 2014, which was filed as an exhibit to the Form 8-K filed by the Company on September 2, 2014. Mr. DeJoy also entered into a subscription agreement with the Company pursuant to which, on September 2, 2014, he invested $30 million of the merger consideration he received in restricted shares of XPO common stock. The shares of XPO common stock acquired by Mr. DeJoy pursuant to the subscription agreement are subject to resale restrictions until September 2, 2016. Pursuant to the retirement agreement, the shares of XPO common stock acquired by Mr. DeJoy pursuant to the subscription agreement will be subject to resale restrictions until the later of six months after his Board service ends or the duration of the original resale restriction.

In connection with the New Breed acquisition, XPO and New Breed entered into an amended and restated employment agreement with Mr. DeJoy, which provided for the terms of Mr. DeJoy’s continued employment with XPO following the completion of the merger and until the termination of his employment. Mr. DeJoy received a base salary at a rate of $1.275 million per year from the September 2014 completion of the New Breed acquisition until his retirement date, and was eligible for an annual cash bonus with a target of 100% of his base salary.

In September 2014, in conjunction with the Company’s acquisition of New Breed, the Company, through its subsidiaries, entered into four commercial lease agreements covering a total of approximately 142,991 square feet of office space located in High Point, N.C., with certain entities affiliated with Mr. DeJoy. The details of the lease agreements are as follows:

Leased Property	Square Footage	Lease Term End Date	Aggregate Rent Payments Paid in 2014	Aggregate Rent Payments Expected to be Paid in 2015
4000 Piedmont Parkway	26,809	1/31/2019	$114,653	$348,316
4035 Piedmont Parkway	46,082	9/30/2019	$185,480	$567,989
4043 Piedmont Parkway	52,100	9/30/2019	$227,178	$695,679
4239 Piedmont Parkway	18,000	9/30/2019	$80,000	$240,000

Each lease agreement provides the Company, as tenant, with two five-year option periods to extend the lease term.

Item 8.01. Other Events.

On December 7, 2015, the Company issued a press release announcing the election of Mr. DeJoy to the Board of Directors, and further announcing the appointment of Dr. Ashfaque Chowdhury as president of its supply chain business for the Americas and Asia Pacific. Dr. Chowdhury has served in senior positions with the business for more than two decades. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of XPO Logistics, Inc. dated December 7, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated December 7, 2015	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of XPO Logistics, Inc. dated December 7, 2015.